Exhibit 99.1

Contact:	Media Contact:
Alexandra Santos	Angela Bitting
Sr. Director, Corporate Affairs & Investor Relations	925 202 6211
510 809 9231	press@aduro.com

Aduro Biotech Reports Second Quarter 2016 Financial Results

BERKELEY, Calif., August 3, 2016 – Aduro Biotech, Inc. (NASDAQ: ADRO) today reported financial results for the second quarter 2016. Net income for the three months ended June 30, 2016 was $2.3 million, or $0.04 per share, and for the six months ended June 30, 2016 net loss was $26.5 million, or $0.41 per share, compared to a net loss of $26.3 million, or $0.50 per share, and $42.9 million, or $1.61 per share respectively, for the same periods in 2015.

Cash, cash equivalents and marketable securities totaled $396.9 million at June 30, 2016, compared to $431.0 million at December 31, 2015.

“We are uniquely positioned in the field of immunotherapy with three distinct, proprietary technology platforms, as well as a strong cash position,” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro. “As we continue to advance our programs, we anticipate a number of upcoming milestones across our three platforms, including data from our LADD platform in multiple tumor types, initial clinical results from ADU-S100, our first STING Pathway Activator, and IND-enabling studies for multiple B-select monoclonal antibodies.”

Recent Progress

•

Preclinical data published in Blood highlighting the potential of Aduro’s proprietary monoclonal antibody BION-1301 targeting a proliferation-inducing ligand (APRIL) for the treatment of multiple myeloma

•	Initiated a Phase 1 clinical trial of ADU-S100, the first STING Pathway Activator compound to enter the clinic, for the treatment of cutaneously accessible tumors
•	Reported results from the Phase 2b ECLIPSE trial in pancreatic cancer
•	Reported data from the Phase 1b clinical trial in mesothelioma at ASCO 2016

Second Quarter 2016 Financial Results

Revenue was $39.0 million for the second quarter of 2016 and $43.0 million for the six months ended June 30, 2016, compared to $9.9 million and $19.5 million, respectively, for the same periods in 2015. The increase was primarily due to the receipt of a $35.0 million milestone payment from Novartis in connection with the initiation of the Phase 1 ADU-S100 trial in the second quarter of 2016.

Research and development expenses were $26.9 million for the second quarter of 2016 and $47.8 million for the six months ended June 30, 2016, compared to $13.5 million and $24.2 million, respectively, for the same periods in 2015. This increase was primarily due to clinical development expenses associated with our ongoing trials in pancreatic cancer, ovarian cancer and mesothelioma, including manufacturing and personnel costs.

General and administrative expenses were $8.7 million for the second quarter of 2016 and $17.7 million for the six months ended June 30, 2016, compared to $5.9 million and $12.1 million, respectively, for the same periods in 2015. This increase was primarily due to continued growth of the company and the associated increased expenses related to personnel, facilities and professional services.

There was no loss from remeasurement of fair value of warrants for either the second quarter of 2016 or six months ended June 30, 2016, compared to $16.7 million and $26.1 million, respectively, for the same periods in 2015. In April 2015, all such warrants ceased being liability-classified as the contingency surrounding the number of shares issuable upon the warrant exercise expired. All outstanding warrants were equity-classified and not subject to future remeasurement.

Provision for income taxes was $1.5 million for the second quarter of 2016 and $4.7 million for the six months ended June 30, 2016. There was no provision for income taxes in the same periods in 2015. The income tax expense recorded for the second quarter of 2016 was primarily related to current and deferred federal income taxes.

About Aduro

Aduro Biotech, Inc. is an immunotherapy company focused on the discovery, development and commercialization of therapies that transform the treatment of challenging diseases. Aduro's technology platforms, which are designed to harness the body's natural immune system, are being investigated in cancer indications and have the potential to expand into autoimmune and infectious diseases. Aduro's LADD technology platform is based on proprietary attenuated strains of Listeria that have been engineered to express tumor-associated antigens to induce specific and targeted immune responses. This platform is being developed as a treatment for multiple indications, including mesothelioma, ovarian, pancreatic, lung and prostate cancers, and glioblastoma. Aduro's STING Pathway Activator platform is designed to activate the intracellular STING receptor, resulting in a potent tumor-specific immune response. ADU-S100 is the first STING Pathway Activator compound to enter the clinic and is currently being evaluated in a Phase 1 study in patients with cutaneously accessible metastatic solid tumors or lymphomas.  Aduro’s B-select monoclonal antibody platform includes a number of immune modulating assets in research and preclinical development. Aduro is collaborating with leading global pharmaceutical companies to expand its products and technology platforms. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our technology, plans, timing and the availability of results of our clinical trials and the potential for eventual regulatory approval of our product candidates. In some cases you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our inability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended June 30, 2016 to be filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ADURO BIOTECH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Collaboration and license revenue	$38,938	$9,623	$42,921	$18,861
Grant revenue	41	260	88	596
Total revenue	38,979	9,883	43,009	19,457
Operating expenses:
Research and development	26,882	13,533	47,809	24,179
General and administrative	8,700	5,882	17,699	12,092
Amortization of intangible assets	140	—	277	—
Total operating expenses	35,722	19,415	65,785	36,271
Income (loss) from operations	3,257	(9,532)	(22,776)	(16,814)
Loss from remeasurement of fair value of warrants	—	(16,735)	—	(26,077)
Interest income	520	—	974	—
Other (loss) income, net	(9)	7	(31)	15
Income (loss) before income tax	3,768	(26,260)	(21,833)	(42,876)
Provision for income taxes	1,472	—	4,698	—
Net income (loss)	$2,296	$(26,260)	$(26,531)	$(42,876)
Net income (loss) per common share, basic	$0.04	$(0.50)	$(0.41)	$(1.61)
Net income (loss) per common share, diluted	$0.03	$(0.50)	$(0.41)	$(1.61)
Shares used in computing net loss per common share, basic	64,434,903	52,653,344	64,138,737	26,678,848
Shares used in computing net loss per common share, diluted	71,473,807	52,653,344	64,138,737	26,678,848

ADURO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$105,938	$150,456
Short-term marketable securities	287,415	265,198
Accounts receivable	1,384	4,846
Prepaid expenses and other current assets	13,078	4,004
Total current assets	407,815	424,504
Long-term marketable securities	3,566	15,391
Property and equipment, net	17,227	3,986
Goodwill	8,572	8,469
Intangible assets, net	29,659	29,400
Restricted cash	468	—
Other assets	2,747	75
Total assets	$470,054	$481,825
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,398	$5,086
Accrued clinical trial and manufacturing expenses	13,878	5,522
Accrued expenses and other liabilities	8,459	5,412
Deferred revenue	15,171	15,046
Total current liabilities	39,906	31,066
Deferred rent	2,952	—
Contingent consideration	3,508	3,750
Deferred revenue	170,370	178,037
Deferred tax liabilities	7,379	7,350
Total liabilities	224,115	220,203
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	6	6
Additional paid-in capital	372,924	362,807
Accumulated other comprehensive income (loss)	392	(339)
Accumulated deficit	(127,383)	(100,852)
Total stockholders’ equity	245,939	261,622
Total liabilities and stockholders’ equity	$470,054	$481,825